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                                                                    Exhibit 99.1




January 17, 2005

Rich Sulpizio
5775 Morehouse Drive
San Diego, CA 92121

Dear Rich:

I am pleased to offer you a position to join QUALCOMM as President, MediaFLO USA reporting to Paul Jacobs, EVP & Group President QW&I, and a start date of January 17, 2005. The terms of the offer are as follows:

      1. A starting salary at an hourly pay rate of $230.77, which is equivalent to $480,001.60 on an annual basis. Please note that this pay rate is subject to approval by the Compensation Committee of the Board of Directors, who may choose to adjust this pay rate effective on your start date. This final pay rate will be confirmed to you on or about February 23, 2005.

      2. A comprehensive benefits package for you and your dependents paid by QUALCOMM. A summary of these benefits is available on our website, https://jobs.qualcomm.com/staffing/ExtBenefitsBrochure.asp. In addition to these standard benefits, you are also eligible to participate in the supplemental health plan, which reimburses most expenses not covered by our primary insurer, supplemental life and disability insurance coverage.

Rich, we are convinced we have made an excellent decision in selecting you. We know your contributions will confirm our expectation, and you will find yourself involved in many important ways in the future success of our company.

Assuming a positive response, please return a signed copy of the attached document, which covers Terms of Employment by January 17, 2005. As a condition of your employment, you must also electronically complete and sign QUALCOMM's Inventions Disclosure, Confidentiality & Proprietary Rights Agreement by your start date. The form will be available for you to access on-line at our New Employee website (the link to the site will be provided upon acceptance). If you have any questions, please do not hesitate to call me at (858) 845-3000.

Congratulations and welcome to the QUALCOMM team!

Sincerely,


Bill McClelland
Director of Staffing
Human Resources
Enclosures